EXHIBIT 2

                                  Participants

The following persons are anticipated to be, or may be deemed to be, participants in the intended solicitation of proxies with respect to the 2007 annual meeting of shareholders of Southern Union Company (the "Issuer") by Sandell Asset Management Corp. and certain of its affiliates:

The Sandell Parties:

Castlerigg Master Investments Ltd., a British Virgin Islands company ("CMI"); Castlerigg International Limited, a British Virgin Islands company ("CIL"); Castlerigg International Holdings Limited, a British Virgin Islands company ("CIHL"); Castlerigg Global Select Fund, Limited, a Cayman Islands exempted company ("CGSF"); CGS, Ltd., a Cayman Islands exempted company ("CGS"); Castlerigg GS Holdings, Ltd., a Cayman Islands exempted company ("CGSH"); Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"); and Thomas E. Sandell, a citizen of Sweden. The foregoing are sometimes herein referred to collectively as the "Sandell Parties".

CIL is a private investment fund that is primarily engaged in the business of investing in securities and other investment opportunities. CIL invests substantially all of its assets indirectly in CMI, a master trading vehicle that is primarily engaged in the business of investing in securities and other investment opportunities. CIHL is the controlling shareholder of CMI and CIL is the controlling shareholder of CIHL. CGSF is a private investment fund that is primarily engaged in the business of investing in securities and other investment opportunities. CGSF invests substantially all of its assets indirectly in CGS, a master trading vehicle that is primarily engaged in the business of investing in securities and other investment opportunities. CGSH is the controlling shareholder of CGS and CGSF is the controlling shareholder of CGSH. SAMC is the discretionary investment manager of CIL, CIHL, CMI, CGSF, CGSH and CGS. Thomas E. Sandell is the controlling shareholder of SAMC and therefore may be deemed to share the voting and dispositive power with SAMC over the securities beneficially owned by CIL, CIHL, CMI, CGSF, CGSH and CGS.

The Nominees:

The intended nominees of CMI are Messrs. Graziano, Macey and Tilles, each of whom is a United States citizen (collectively, the "Nominees"). The Sandell Parties and the Nominees are sometimes herein referred to collectively as the "Participants".

Beneficial Ownership of Common Stock and other Interests:

Each of the Participants may be deemed to be a member of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act). However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of such parties that it is the beneficial owner of any shares of Common Stock beneficially owned by any of the other parties, except as otherwise disclosed herein. As of the close of business on Friday, January 12, 2007, the Participants beneficially owned, in the aggregate, 11,751,014 shares of common stock of the Issuer, par value $1.00 per share (the "Shares"), representing approximately 9.8% of the Issuer's outstanding Shares (based upon the 119,638,350 Shares stated by the Issuer to be outstanding as of November 3, 2006 in the Issuer's Quarterly Report on Form 10-Q for the

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quarterly period ended September 30, 2006).

CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 10,771,414 Shares, except to the extent that other persons as described herein may be deemed to have shared voting power and shared dispositive power with regard to such Shares. CGS beneficially and directly owns and has sole voting power and sole dispositive power with regard to 979,300 Shares, except to the extent that other persons as described herein may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Each of CIL, CIHL, SAMC and Thomas E. Sandell, by virtue of his or its relationships to CMI (as discussed above), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares that CMI directly and beneficially owns. Each of CGSF, CGSH, SAMC and Thomas E. Sandell, by virtue of his or its relationships to CGS (as discussed above), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares that CGS directly and beneficially owns. Each of SAMC and Thomas E. Sandell disclaims beneficial ownership of such Shares for all other purposes.

Each of Nick Graziano, Jonathan R. Macey and William I. Tilles beneficially and directly owns and has sole voting power and sole dispositive power with regard to 100 Shares. Nick Graziano is a Managing Director of SAMC, Jonathan R. Macey is the Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law at Yale University and William I. Tilles is a portfolio manager and Managing Director of Global Utility Equities at SAMC.

Each of the Nominees has an interest in the anticipated solicitation of proxies as a result of and in connection with nominee agreements pursuant to which SAMC, on behalf of CMI, has agreed to pay the costs of soliciting proxies in connection with the Issuer's 2007 annual meeting of shareholders, and, on its own behalf and on behalf of CMI, to indemnify the Nominees with respect to certain costs that may be incurred by them in connection with their nomination as candidates for election to the board of directors of the Issuer at the annual meeting and the solicitation of proxies in support of their election. The Nominees will not receive any compensation from CMI or its affiliates for their services as directors of the Issuer if elected; provided, however, that Professor Macey will receive a fee of $50,000 from SAMC at such time as his nomination is made or made public. If elected, the Nominees will be entitled to such compensation from the Issuer as is consistent with the Issuer's past practices for services of non-employee directors.

MacKenzie Partners, Inc. ("MacKenzie") is serving as an advisor and is providing consulting and analytic services and solicitation services in connection with the solicitation of proxies. MacKenzie does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this proxy solicitation. In addition, regular employees of the Sandell Parties may assist in the solicitation of proxies and will receive no additional consideration therefor.